EXHIBIT 99.1

CHANCELLOR SEEKS NEW
OIL AND GAS PROPERTIES

Pampa, Texas, April 3, 2009

Chancellor Group, Inc. (OTCBB: CHAG) today announced Management changes and its intention to evaluate two potential acquisition targets.

Both are producing properties in Texas.

The Chancellor Board of Directors announced the appointment of its Chairman, Mr. Maxwell Grant, as Chief Executive Officer to replace former president and director, Mr. Thomas H. Grantham who has resigned.

Former director and Californian broker-dealer and compliance officer, Mr. Dudley Muth, was re-elected to the Board to replace Mr. Grantham.

Mr. Grant, who arrived back in Texas from Australia on March 25, said he had also accepted the resignation of Field Superintendent, Mr. Larry Davis.

Mr. Grant said he had appointed Mr. Abel Botello as Field Superintendent and Mr. Boyd Phillips as his deputy.

“Together these two highly professional field operators have more than 60 years combined experience in long life wells, and I have no doubt will enhance our production”, Mr. Grant said.

“We are in solid financial shape, but this Management consolidation will conserve considerable financial resources which can best be utilized in our program of aggressive well restoration and our intention to target potential acquisitions.

“We have this week begun evaluation of two separate properties in different areas of Texas.  One is producing approximately 20-30 barrels of oil per day (BOPD) and the other 100 BOPD.

“We believe both have good upside oil and gas potential, subject to completion of our evaluation of these properties.”

Mr. Grant said: “No one is pretending that financing such properties in this climate will be easy, but we believe it may be possible without impacting our current operations, although there is no assurance that this will be the case.

“We intend to pursue expansion and our policy of well restoration, building production and selling at a profit.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements (within the meaning of section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects.  Forward-looking statements in this press release reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them.  Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Contact:	Ms. Jill Orizondo
Corporate Secretary
Chancellor Group Inc.
216 S. Price Rd.
Pampa, TX 79065
Phone: 806-688-9697